INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made this 20th day of February 2008, by and between CHINA MARINE FOOD GROUP LIMITED (OTC: CMFO) and its subsidiary, Nice Enterprise Trading H.K. Co., Ltd. (hereinafter referred to as the “Company” or “China Marine”), and Hayden Communications International, Inc., a Florida Corporation (hereinafter referred collectively as the “Consultant” or “HC”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I.	CONSULTING SERVICES

1.1 HC agrees that for a period of twelve (12) months commencing February 20, 2008, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company, a specialty food producer, as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HC has knowledge or expertise.

1.2 HC shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HC on behalf of the Company shall be performed to the best of HC’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including articulating China Marine’s investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional investors and sell-side analysts; increasing the Company participation in investment conferences focused on the international based small-cap companies; achieving a fair market value for the Company’ stock; significantly increasing the Company’ s exposure in the financial market; and assisting the Company in achieving a listing to an exchange such as NASDAQ, NYSE or AMEX within shortest time.

II.	SCOPE OF SERVICES/PROGRAMS/ACTIVITIES

HC International, Inc. (HC) will develop, implement, and maintain an ongoing stock market support system for “China Marine” with the general objective of expanding awareness of the Company among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1.	PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A.	Improvement on the Company’s Profile, PPT and Website so that China Marine will have a powerful and compelling tool to tell to investors.
B.
Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions, both in the United States, North America and China. The targeted group of professionals, which would be drawn from our proprietary database of contacts will be a subset of the following:

1.	Over 15,000 Equity Brokers
2.	Over 750 Analysts (700 Buy-Side and 50 Sell Side), both generalists and industry specialists.
3.	Over 3,000 Micro-Cap Portfolio/Hedge Fund Managers
4.	Over 100 Market Makers (both retail and wholesale)
5.	Financial, Trade and Industry Publications
C.
Introductions to an expanded group of fund managers and analysts (buy and sell side) beyond our current database through the utilization of both Big Dough subscription service and other on-line tools such as StreetWise, etc.

D.
Introductions to High Net-Worth accredited investors who build positions in China based, micro-cap companies and are familiar with other quality companies, which HC currently and previously represented.

E.
Broker conference calls/meetings arranged by HC in select cities (and at compatible times) with top management at “China Marine” on a Quarterly basis. The following cities encompass locations we typically travel to for Road Shows - New York, Boston, Dallas, Houston, Denver, Atlanta, Phoenix/Scottsdale, Milwaukee, Cleveland, Chicago, Minneapolis, Southern Florida, Southern California, San Francisco, Washington DC. HC will seed markets prior to effectuating road shows and will only incorporate areas of significant interest. Other interested parties can be introduced via conference calls.

F.	Road Show assistance in China - facilitate key meetings and road shows at China Marine facilities. This will be for large investors and needs to be compatible with HC’s schedule.
G.	All interested parties will be continually updated of Client’s progress via phone conversations and through our fax/e-mail list for news releases.
H.
Featuring China Marine in future editions of the HC International Newsletter which is distributed to over 7,500 professional and high-net worth investors on a quarterly basis. Each feature includes a summary of each respective client’s operating activities along with insightful industry commentary to help investors embrace the investment opportunity and thesis. HC does not provide specific investment recommendations or advice but rather the facts by utilizing public information for its publication.

I.
HC will screen all investment firms for upcoming financial conferences, which would be appropriate for “China Marine”. HC will work through the proper channels with the goal of receiving invitations for management to present at those relevant conferences.

J.
Building the effective contact with analysts, HC will survey sell-side and buy-side industry analysts covering China Marine’s peer companies to obtain industry earnings estimates, build a positive overall corporate image and initiate high-quality regional sell-side and buy-side analyst coverage. HC will present the China Marine story to sell-side analysts who express an interest in the Company and will continue regular dialogs with the analysts in order to maintain interest and achieve research coverage.

K.
HC will help China Marine create an investor kit. The investor kit will include the corporate profile, historical financials, economic forecasts, industry/peer information and recent press releases. The investor kit will be mailed to all interested parties as well as presented at investment conferences and road show.

2.	SHAREHOLDER COMMUNICATIONS

A.
Understand the financials and all operating metrics of the company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence. This activity enables management to focus on executing its business plan.

B.
Handle investor requests for timely information via the telephone and e-mail. HC will have a knowledgeable associate available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This helps shareholder retention by showing that the Company is shareholder friendly and proactive in its communication efforts.

C.
Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations. Open dialogue, expand and update database and keep key investors informed once material developments are reported

D.
Host Quarterly Conference Calls to accompany the earnings release. HC will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors. These will be especially important as these will represent some of the first interactions between the Company and a broader investor audience.

3.	MEDIA RELATIONS

Financial Newsletter and Business Publication campaign. HC will work with our contacts that include financial newsletters to solicit “Buy Recommendations” for “China Marine”. The business publications we have relationships with include Business Week, Fortune, Investors Business Daily, Wall Street Journal, among others. The Financial Newsletters we target have a paid subscription base of investors focused mainly on micro cap stocks and do not solicit compensation for coverage. A “Buy Recommendation” can produce a great deal of new investor interest and lends third party support and opinion. There are several newsletters which have initiated China coverage and will focus on those initially. HC will work with the Company to keep current pitch letters, backgrounds/fact sheets and press release for use in an interview campaign.
HC will help the Company to prepare for it conference call such as earning conference call and regular conference calls. HC will advise on the agenda and script of the call, properly prepare management for Q&A and provide necessary translation.

4.	THE FINANCIAL PRESS

A.
HC will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

B.
At company’s discretion, HC will disseminate news releases electronically to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in “China Marine”.

5.
PUBLIC MARKET INSIGHT is utilized to assist senior management in understanding the life cycle of the financial markets and most importantly how “China Marine” is impacted directly and indirectly by different variables (both macro and micro-economic). The Team at HC leverages its collective expertise gained by representing over 200 public companies, and through also working on the “buy” and “sell” side to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. This consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls, which periodically have long term significant implications. HC will advise you on crisis communication policy and are immediately available to assist you if problems develop. We will also take a key role in introducing and interview in concert with management applicable investment banking partners to facilitate potential capital raises.

III.	AGENDA

Paramount to our collective efforts, HC will educate senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HC has the capability to help access acquisition candidates, discuss the financial impacts as well as the longer term implications. Please refer to the Agenda on the proposal as outlined in detail for months one through six and carrying on through the balance of the contractual period.

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

* An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about “China Marine”: including senior management, the company’s products, and its current financial condition & growth opportunities.
* An increase in the number of articles printed in both trade and financial publications.
* An increase in the liquidity of the common stock.
* An increase in “China Marine” market capitalization coupled with a broader, more diverse shareholder base.
* Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

IV.	TERM

This agreement shall remain in effect for a period commencing on the signature date and expires twelve months (365 days) from signing date. In the event that HC commits any material breach or violation of the provisions of this Agreement, then, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period. In addition, the Client has the right to terminate after the initial six-month period if HC is unable to fulfill its obligations detailed in this agreement.

V.	COMPENSATION

Cash and Equity

A.
Monthly consulting and services fee of $7,500 per month from the initial start date of February 20, 2007 through the effective date of the SB-2, at which time the consulting fee will increase to $11,500 per month through the end of the contractual period. The first payment will be due on February 20 with subsequent payments due on the 20th of each month. Payments will be made by wire to the following account:

Bank of America
Tampa, Florida
Swift Code: BOFAUS3N
ABA Routing #026009593
Credit to account: Hayden Communications International Inc.
Account #005566998525

B.
Equity: Thirty Thousand (30,000) shares of restricted common stock. A certificate will made out in the name of Hayden Communications International, Inc. and sent within 30 days of the pending registration being deemed effective by the SEC to the attention of Jennifer Heady, Operations VP, 9734 Anchor Drive, Longs, SC 29568. Phone 843-399-7576. The Management team and China Marine’s legal counsel agree that these shares are considered issued the date the contract was signed from a 144-ruling perspective.

Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses.

VI.	Prior Restriction

HC represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HC from performing the services on behalf of the Company that HC is herein agreeing to perform.

VII.	Assignment

This Agreement is personal to HC and may not be assigned in any way by HC without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HC and upon the successors and assigns of the Company.

VIII.	Confidentiality

Except as required by law or court order, HC will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HC or which hereinafter may become known to HC and HC shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of China Marine. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

IX.	Default

9.1  Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Florida in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The parties shall share the costs of filing fee for the arbitration and the fees of the arbitrators equally.

9.2 In the event that HC commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HC to comply with, or restrain HC from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HC in default hereunder and to terminate this Agreement and any further payments hereunder.

9.3   Since HC must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HC, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HC (or any material omission by the Company that caused such supplied information to be materially misleading).

X.	Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI.	Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at China Marine, BA under Auspicious food of Shi Shi City Hua Bao Ming Ltd., Da Boa Industrial Zone, Shi Shi City, Fujian Province, PRC 362700. And in the case of HC, be mailed to Hayden Communications International, Inc., 7582 Windermere Court, Lake Worth, FL 33467.

XII.	Miscellaneous

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of
Florida.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden Communications International, Inc.	China Marine/ Nice Enterprise Trading H.K.

By:	By:
Matthew M. Hayden, President		Mr. Li Pengfei, CEO

Date:	Date: